SCHEDULE 13D/A
(Amendment No. 5)

Under the Securities Exchange Act of 1934
Hexcel Corporation

Common Stock
(Title of Class of Securities)

428291108
(CUSIP Number of Class of Securities)

Oscar S. Schafer
O.S.S. Capital Management LP
598 Madison Avenue
New York, NY 10022
(212) 756-8700

With a copy to:
Marc Weingarten, Esq. and
David Rosewater, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
212-756-2000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 9, 2008
(Date of Event which Requires
Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13D-1(e), 240.13D/A-1(f) or 240.13D-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13D-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 428291108	SCHEDULE 13D/A	Page 2 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) O.S.S. Capital Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,285,900
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,285,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,285,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (see Item 5)
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 428291108	SCHEDULE 13D/A	Page 3 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oscar S. Schafer & Partners I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 205,970
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 205,970
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 205,970
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (see Item 5)
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 428291108	SCHEDULE 13D/A	Page 4 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oscar S. Schafer & Partners II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,325,586
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,325,586
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,325,586
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4% (see Item 5)
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 428291108	SCHEDULE 13D/A	Page 5 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) O.S.S. Overseas Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,680,981
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,680,981
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,680,981
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8% (see Item 5)
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 428291108	SCHEDULE 13D/A	Page 6 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) O.S.S. Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,531,556
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,531,556
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,531,556
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% (see Item 5)
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 428291108	SCHEDULE 13D/A	Page 7 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Schafer Brothers LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,285,900
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,285,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,285,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (see Item 5)
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 428291108	SCHEDULE 13D/A	Page 8 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oscar S. Schafer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,285,900
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,285,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,285,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (see Item 5)
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 428291108	SCHEDULE 13D/A	Page 9 of 12 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Peter J. Grondin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 800
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 800
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% (see Item 5)
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 428291108	SCHEDULE 13D/A	Page 10 of 12 Pages

Item 1.	SECURITY AND ISSUER.

Pursuant to Rule 13D-2 promulgated under the Act, this Schedule 13D/A ("Amendment No. 5") amends the Schedule 13D filed on April 27, 2007 (the "Original 13D"), as amended by Amendment No. 1 dated July 25, 2007, Amendment No. 2 dated October 22, 2007, Amendment No. 3 dated November 26, 2007 and Amendment No. 4 dated February 25, 2008. This Amendment No. 5 also supersedes and replaces the Schedule 13G filed by the Reporting Persons on May 9, 2008. Information herein is given as of the close of business on May 9, 2008.

This Amendment No. 5 is being filed by O.S.S. Capital Management LP ("Investment Manager"), Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer and Peter J. Grondin. Amendment No. 5 relates to the ordinary shares ("Shares") of Hexcel Corporation, a Delaware corporation (the "Company").

Item 5.	INTEREST IN SECURITIES OF THE ISSUER.

(c) There have been no transactions by the Reporting Persons relating to the Shares of the Company effected during the past sixty days.

CUSIP No. 428291108	SCHEDULE 13D/A	Page 11 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 12, 2008

OSCAR S. SCHAFER

By:	/s/ Oscar S. Schafer
Oscar S. Schafer, individually

O.S.S. CAPITAL MANAGEMENT LP
By:	Schafer Brothers LLC, as General Partner

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Senior Managing Member

OSCAR S. SCHAFER & PARTNERS I LP
By:	O.S.S. Advisors LLC, as General Partner

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Senior Managing Member

CUSIP No. 428291108	SCHEDULE 13D/A	Page 12 of 12 Pages

OSCAR S. SCHAFER & PARTNERS II LP
By:	O.S.S. Advisors LLC, as General Partner

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Senior Managing Member

O.S.S. OVERSEAS FUND LTD.

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Director

O.S.S. ADVISORS LLC

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Senior Managing Member

SCHAFER BROTHERS LLC

By:	/s/ Oscar S. Schafer
Name: Oscar S. Schafer
Title: Senior Managing Member

PETER J. GRONDIN

By:	/s/ Peter J. Grondin
Peter J. Grondin, individually